Exhibit 10.2

LOAN AGREEMENT dated as of November 9, 2016 (this Agreement) between CM Finance SPV LLC, a limited liability company formed under the laws of the State of Delaware (the Borrower), the financial institutions and other lenders from time to time party hereto as “Lenders” (the Lenders) and Citibank, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the Administrative Agent).

WHEREAS:

A. The Borrower intends to purchase one or more Term Loans (as defined herein) and Bonds (as defined herein) outstanding under the respective Debt Obligation Agreements referred to herein (the Term Loans and Bonds so acquired, collectively, the Debt Obligations);

B. The Borrower wishes to use the proceeds of Loans hereunder to finance a portion of the cost of purchasing the Debt Obligations; and

C. The Borrower has requested that the Initial Lender (as hereinafter defined) make the Loans to the Borrower, and the Initial Lender is willing to make the Loans to the Borrower, all on the terms and conditions set forth herein.

INTERPRETATION

Defined Terms

1.1 As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

Account Control Agreement means the Account Control Agreement dated as of the date hereof between the Borrower, the Security Agent, Citibank, N.A., as intermediary (in such capacity, together with its successors in such capacity, the Custodian), and Virtus, L.P., as collateral administrator (in such capacity, together with its successors in such capacity, the Collateral Administrator).

Additional Amount has the meaning given to such term in Section 3.8(a).

Administrative Agent has the meaning specified in the first paragraph of this Agreement.

Advance Rate means (a) in the case of a Debt Obligation that is neither a Bond nor a Specified Debt Obligation, 50% and (b) in the case of any Debt Obligation that is a Bond or Specified Debt Obligation, the percentage specified by the Initial Lender to the Borrower on or prior to the date on which the Initial Lender gives its consent as provided herein to the purchase thereof by the Borrower, in each case, as such percentage may be adjusted from to time to time as provided in Section 3.10(e). Notwithstanding the foregoing, the Advance Rate shall be zero (a) with respect to any Excess Concentration Debt Obligation and (b) with respect to any Debt Obligation as to which a Debt Obligation Event has occurred and is continuing.

Administrative Questionnaire means, with respect to any Lender, an Administrative Questionnaire completed by such Lender in a form supplied by the Administrative Agent.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Aggregate Purchase Amount means, on any date of determination, the aggregate of the Purchase Amounts of all Debt Obligations on such date.

Agreement has the meaning specified in the first paragraph of this Agreement.

Approved Buyer means (a) any Person listed in Schedule II so long as its long-term unsecured and unsubordinated debt obligations on the “trade date” for the related submission of a Firm Bid contemplated hereby are rated at least “A2” by Moody’s and at least “A” by S&P and (b) if a Person listed in Schedule II is not the principal banking or securities Affiliate within a financial holding company group, the principal banking or securities Affiliate of such listed Person within such financial holding company group so long as such obligations of such Affiliate have the rating indicated in clause (a) above.

Assignment Agreement means any assignment or similar agreement entered into by the Borrower with respect to the purchase or sale of any Term Loan or Bond.

Assignment and Acceptance means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in a form customarily used by the Administrative Agent for such purpose.

Average Advance Rate means, on any date of determination, an amount determined by (a) first, with respect to each Debt Obligation (other than any Excess Concentration Debt Obligation), multiplying the Par Amount of such Debt Obligation on such date by the related Advance Rate in effect on such date, (b) second, calculating the sum of the products determined pursuant to the foregoing clause (a) and (c) third, dividing the sum determined pursuant to the foregoing clause (b) by the aggregate Par Amount of all Debt Obligations (other than any Excess Concentration Debt Obligation) on such date.

Bond means any obligation for the payment or repayment of borrowed money that is in the form of, or represented by, a bond, note (other than notes delivered pursuant to Loans), certificated debt security or other debt security.

Borrower has the meaning specified in the first paragraph of this Agreement.

Borrower Formation Documents means (a) the certificate of formation of the Borrower and (b) the limited liability company agreement of the Borrower.

Borrowing Base means, on any date of determination, an amount equal to the lesser of (a) the Maximum Commitment Amount and (b) the sum of (i) the Principal Balance of all Eligible Investments

standing to the credit of the Principal Collection Account on such date plus (ii) an amount determined by (x) first, with respect to each Debt Obligation (other than any Excess Concentration Debt Obligation), multiplying the Par Amount of such Debt Obligation on such date by the related Advance Rate in effect on such date and (y) second, calculating the sum of the products determined pursuant to the foregoing clause (x).

Borrowing Base Deficiency means, on any date of determination, an amount equal to the excess (if any) of (a) the aggregate principal amount of the Loans outstanding on such date over (b) the Borrowing Base on such date. No Borrowing Base Deficiency shall occur or exist on any date of determination if the amount produced by the foregoing calculation is not greater than zero.

Borrowing Date has the meaning given to such term in Section 2.1.

Borrowing Notice Date has the meaning given to such term in Section 2.2(b).

Business Day means a day on which commercial banks and foreign exchange markets settle payments in New York and London.

Cash means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

Change in Law means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change in Tax Law means, with respect to any Lender or Participant, the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant entity became a Lender or Participant, as the case may be, under this Agreement.

CM means CM Investment Partners, L.L.C., a limited liability company formed under the laws of the State of Delaware.

Collateral has the meaning given to it in the Security Agreement.

Collateral Management Agreement means the Collateral Management Agreement dated as of the date hereof between the Borrower and the Collateral Manager, together with any successor or replacement agreement contemplated thereby.

Collateral Manager means CM, together with any successor collateral manager under any successor or replacement Collateral Management Agreement.

Collateral Quality Test means, with respect to any Debt Obligation, a test that is satisfied when such obligation satisfies each of the following clauses on the date of purchase thereof:

(i)	The obligation is a Term Loan or Bond.

(ii)	The obligation is denominated in USD.

(iii)	The obligation constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Entity, enforceable against such person in accordance with its terms.

(iv)	The obligation constitutes indebtedness for U.S. Federal income tax purposes.

(v)	If such obligation is a Bond, transfers thereof may be effected through The Depositary Trust Company.

(vi)	If such obligation is a Bond, transfers thereof are eligible under the related Reference Obligation Debt Agreement to be effected pursuant to Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act.

(vii)	Except for any Specified Debt Obligation, if such obligation is a Loan, transfers thereof on the Obligation Trade Date may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations and not the Standard Terms and Conditions for Distressed Trade Confirmations, in each case as published by the LSTA and as in effect on the Obligation Trade Date.

(viii)	Except for any Specified Debt Obligation, the obligation is not Subordinate.

(ix)	Except for any Specified Debt Obligation, the obligation is secured.

(x)	Except for any Specified Debt Obligation, the obligation is part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD150,000,000.

(xi)	Except for any Specified Debt Obligation, the obligation is the subject of the subject of at least one bid quotation from a nationally recognized independent dealer in the related obligation as reported on a Pricing Service.

(xii)	Except for any Specified Debt Obligation, if the obligation is a Second Lien Obligation, the relevant tranche of the obligation has a facility rating assigned by Moody’s of at least Caa1 or a facility rating assigned by S&P of at least CCC+.

Collection Accounts means the Interest Collection Account and the Principal Collection Account.

Contractual Currency has the meaning given to such term in Section 3.13.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.

Coverage Deficiency means, on any date of determination, an amount equal to the excess (if any) of (a) the Coverage Requirement on such date over (b) the Net Equity Amount on such date. No Coverage Deficiency shall occur or exist on any date of determination if the amount produced by the foregoing calculation is not greater than zero.

Coverage Requirement means, on any date of determination, an amount equal to (a) the Aggregate Purchase Amount on such date multiplied by (b) a percentage equal to (i) 100% minus (ii) the sum of (x) the Average Advance Rate plus (y) the Termination Threshold.

Coverage Requirement Cure shall occur, on any date of determination, if (a) the Net Equity Amount on such date is at least equal to (b) an amount equal to (i) the Aggregate Purchase Amount on such date multiplied by (ii) a percentage equal to (x) 100% minus (y) the Average Advance Rate.

Current Price means, on any date of determination with respect to any Debt Obligation, the Administrative Agent’s determination of the net cash proceeds that would be received from the sale on such date of determination of any Debt Obligation. If the Borrower disputes the Administrative Agent’s determination of the Current Price of such Debt Obligation, then the Borrower may, no later than 24 hours after the Borrower is given notice of such determination, (a) designate a Dealer and (b) provide to the Administrative Agent within such 24-hour period with respect to such Dealer either (i) a Firm Bid with respect to not less than the Par Amount of such Debt Obligation or (ii) a Bloomberg screen page indicating that such Dealer has made, during such 24-hour period, both a bid and an offer quotation with respect to not less than the Par Amount of such Debt Obligation. If the Borrower disputes the Administrative Agent’s determination of the Current Price of such Debt Obligation, but is unable after using commercially reasonable efforts to provide the information specified in clause (b)(i) or (b)(ii) above, then the Borrower may engage the Valuations & Opinions Group of Lincoln International or any other independent valuation agent acceptable to the Administrative Agent to determine, not less frequently than once during each calendar week, the fair value of such Debt Obligation in accordance with the requirements of GAAP and otherwise consistent with such valuation agent’s customary practices. With respect to any Debt Obligation, the Firm Bid or bid quotation provided to the Administrative Agent as aforesaid (or, if applicable, the fair value so determined, if determined as of a date not more than seven days prior to the relevant date of determination of the Current Price), adjusted to reflect the Administrative Agent’s estimate of all expenses of sale that would be incurred in connection with the sale of such Debt Obligation, will be the Current Price of such Debt Obligation for the relevant date of determination. The “Current Price” shall be expressed as a percentage of par and will be determined exclusive of accrued interest and premium.

Current Value means, on any date of determination with respect to any Debt Obligation, (a) the Current Price of such Debt Obligation on such date multiplied by (b) the Par Amount of such Debt Obligation on such date.

Dealer means (a) any entity (other than the Administrative Agent or any of its Affiliates) designated by the Administrative Agent or its designated Affiliate in its sole discretion as a “Dealer” for the purposes of this Agreement and (b) to the extent designated by the Borrower pursuant to the definition of “Current Price”, either (i) any Approved Buyer or (ii) any other entity approved in advance by the Administrative Agent, such approval not to be unreasonably withheld or delayed (it being agreed that the Administrative Agent may reasonably withhold its approval based on the credit standing of such entity); provided that the Administrative Agent or any Affiliate thereof may be a Dealer if more than one Dealer is otherwise designated.

Debt Obligation has the meaning given to such term in the recitals to this Agreement and includes any obligation, security or other property (other than cash) received in exchange for any “Debt Obligation”.

Debt Obligation Agreement means, with respect to any Debt Obligation, the term loan agreement, other similar credit agreement, indenture, note purchase agreement, securities purchase agreement or other similar agreement governing such Debt Obligation.

Debt Obligation Bankruptcy Event means, with respect to any Debt Obligation, the occurrence of the following with respect to any Obligor on such Debt Obligation: Bankruptcy. Capitalized terms used in this definition but not defined in this Agreement shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

Debt Obligation Event means, with respect to any Debt Obligation, the occurrence of one or more of the following: (a) such Debt Obligation (or any portion thereof), including by reason of any exchange, shall fail to be denominated and payable solely in USD; and (b) such Debt Obligation (or any portion thereof), solely by reason of any exchange or modification thereof, shall fail to constitute indebtedness for U.S. Federal income tax purposes.

Debt Obligation Failure to Pay Event means, with respect to any Debt Obligation, the occurrence of the following with respect to such Debt Obligation (or any portion thereof): Failure to Pay. For purposes of the determination of whether a Debt Obligation Failure to Pay Event has occurred, the Reference Obligation shall be such Debt Obligation, the Obligation Category will be Borrowed Money, the Payment Requirement will be USD1,000,000 and no Obligation Characteristics will be specified. Capitalized terms used in this definition but not defined in this Agreement shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

Default Rate means, with respect to any Interest Period, the Interest Rate for such Interest Period plus 2.00%.

Default Threshold means USD5,000,000.

Eligible Investments means (a) Cash, (b) deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than USD1,000,000,000, and (c) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s Investor’s Service, Inc. and “AAAm” or “AAAm-G” by Standard & Poor’s, respectively. Eligible Investments may include investments described in clause (b) or (c) above made with or issued by the Custodian or for which the Custodian or an Affiliate thereof provides services and receives compensation.

Equity Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interest in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any ownership interest in the Borrower or any option, warrant or other right to acquire any ownership interest in the Borrower.

Events of Default has the meaning given to such term in Section 6.1.

Excess Concentration Debt Obligation means, on any date of determination, any Debt Obligation whose ownership by the Borrower (other than as an “Excess Concentration Debt Obligation”) would not on such date satisfy one or more of the following clauses (but only to the extent that such inclusion would not satisfy any such clause):

(a)	the sum of the Purchase Amounts for all Debt Obligations that are Bonds does not exceed 10% of the Portfolio Target Amount;

(b)	the sum of the Purchase Amounts for all Debt Obligations that are (i) Second Lien Obligations, (ii) unsecured or (iii) Subordinate does not exceed 35% of the Portfolio Target Amount; and

(c)	the sum of the Purchase Amounts for all Debt Obligations that are Specified Debt Obligations does not exceed 15% of the Portfolio Target Amount.

Debt Obligations that fail to satisfy any such clause shall be treated as an “Excess Concentration Debt Obligation” in the reverse order of their respective dates of purchase by the Borrower.

Excluded Taxes means taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender which taxes are imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) as a result of a present or former connection between such Lender and the jurisdiction of the government or taxation authority imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Support Document, or sold or assigned an interest in the Loans, this Agreement or any Support Document).

FATCA means Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Effective Rate means, on any date of determination, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Firm Bid shall be, with respect to any Debt Obligation, a good and irrevocable bid for value, to purchase the Par Amount of such Debt Obligation, expressed as a percentage of the outstanding principal amount of such Debt Obligation and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Debt Obligation, as determined by the Administrative Agent, submitted as of 11:00 a.m. New York time or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a Dealer (a) if, in the Administrative Agent’s commercially reasonable judgment, (i) such Dealer may be ineligible to accept assignment or transfer of the Par Amount of such Debt Obligation substantially in accordance with the then-current market practice in the principal market for such Debt Obligation, as determined by the Administrative Agent, or (ii) such Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the related Debt Obligation Agreement to the assignment or transfer to such Dealer of the Par Amount of such Debt Obligation or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the Par Amount of such Debt Obligation or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the Dealer that would permit settlement of the Par Amount of such Debt Obligation.

Foreign Lender means any Lender, including Persons that shall have become party hereto pursuant to an Assignment and Acceptance and Participants, that is organized under the laws of a jurisdiction other than the United States of America or any state thereof, other than any such Lender that has provided a validly executed IRS Form W-8ECI (or any successor form) certifying that its income with respect to the Loans is effectively connected with a trade or business in the United States of America.

GAAP means generally accepted accounting principles in the United States of America, consistently applied.

Indebtedness of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

Indemnitee has the meaning given to such term in Section 8.1.

Initial Lender means Citibank, N.A., a national banking association.

Interest Collection Account has the meaning given to such term in the Account Control Agreement.

Interest Period means each period from and including a Quarterly Date to but excluding the next succeeding Quarterly Date, provided that (a) the first Interest Period shall commence on the date hereof (subject to the following clause (c)), (b) the final Interest Period shall end on the Maturity Date and (c) with respect to any Loan that is borrowed on a Borrowing Date other than the date hereof, a separate Interest Period will be deemed to exist with respect to such Loan, which separate Interest Period shall be the period from and including such Borrowing Date to but excluding the next succeeding Quarterly Date.

Interest Proceeds means the sum (determined without duplication) of:

(i) all payments of interest, premium, commitment fees, facility fees, amendment fees, waiver fees, other fees, delayed compensation and other income received by the Borrower in cash in respect of any Debt Obligation or any Eligible Investment held by the Borrower, including accrued interest, premium, commitment fees, facility fees, amendment fees, waiver fees, other fees, delayed compensation and other income received as a result of any sale or other disposition (including any sale or other disposition made pursuant to the Security Agreement) of any Debt Obligation (or any portion thereof) or any Eligible Investment, but excluding (x) any payment of principal, (y) any sale proceeds in respect of principal and (z) interest, fees or other income accrued to the date of purchase thereof by the Borrower that were included in the purchase price paid by the Borrower; and

(ii) all principal and interest payments received by the Borrower in cash in respect of Eligible Investments purchased with Interest Proceeds.

Interest Rate means, with respect to any Interest Period, LIBOR for such Interest Period plus 4.85%.

Investment Advisers Act means the U.S. Investment Advisers Act of 1940.

Investment Company Act means the U.S. Investment Company Act of 1940.

Investor means CM Finance Inc., which is on the date hereof the sole owner of the Borrower.

Investor NAV means the net asset value of the Investor determined and calculated in accordance with all SEC rules applicable to filings of quarterly and annual financial statements in periodic reports required to be filed by the Investor with the SEC.

Lenders has the meaning specified in the first paragraph of this Agreement.

LIBOR means, with respect to any Interest Period, the rate for deposits in USD for the period of three months that appears on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period; provided that, with respect to any Interest Period commencing prior to the first Quarterly Date, LIBOR for such Interest Period shall be determined through the use of straight-line interpolation by reference to two rates appearing on such page as of such time on such date, one of which shall be determined as if the length of period for the relevant deposits were the period of time for which rates are available next shorter than the length of such Interest Period and the other of which shall be determined as if the length of the period for the relevant deposits were the period of time for which rates are available next longer than the length of such Interest Period. In addition, in no event shall LIBOR for any Interest Period or any other specified interest period be less than zero.

Lien means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan has the meaning given to such term in Section 2.1.

Loan Parties means the Lenders, the Administrative Agent, the Security Agent, the Security Agent Custodian, the Collateral Administrator and the Custodian.

London Banking Day means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

LSTA means The Loan Syndications and Trading Association, Inc. and any successor thereto.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any other Transaction Document to which it is a party or (c) the rights of or benefits available to any of the Lenders or the Security Agent under this Agreement or any of the other Transaction Documents.

Maturity Date means the earlier of (a) the Scheduled Maturity Date and (b) the date on which the Loans are paid in full.

Maximum Commitment Amount means USD50,000,000.

Net Equity Amount means, on any date of determination, an amount equal to the excess (if any) of (a) the sum of (i) the Current Value of all Debt Obligations on such date plus (ii) the Principal Balance of all Eligible Investments standing to the credit of the Collection Accounts on such date over (b) the sum of (i) the aggregate principal amount of the Loans outstanding on such date plus (ii) the aggregate of all other amounts owing on (and, if applicable, accrued on or prior to) such date by the Borrower under this Agreement, any Support Document or the Collateral Management Agreement (whether or not then due or payable).

Obligor means, with respect to any Debt Obligation, any obligor (whether as primary obligor, guarantor or other secondary obligor or otherwise) on such Debt Obligation.

Par Amount means, on any date of determination with respect to any Debt Obligation, the principal amount of such Debt Obligation held by the Borrower and outstanding on such date.

Participant has the meaning given to such term in Section 8.4(f).

Participant Register has the meaning given to such term in Section 8.4(f).

Payment Account means, with respect to payments to be made hereunder or under any Support Document to any Lender, the account of such Lender for receiving such payments most recently specified to the Borrower and the Administrative Agent in a notice from such Lender.

Payment Dates means each of the days occurring five Business Days following a Quarterly Date.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity or the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Portfolio Target Amount means, on any date of determination, (a) during the Reinvestment Period, the Maximum Commitment Amount divided by the Average Advance Rate and (b) occurring after the Reinvestment Period, the aggregate principal amount of the Loans then outstanding divided by by the Average Advance Rate.

Potential Event of Default means any event or circumstance that, with the giving of notice and/or the lapse of time, would become an Event of Default.

Pricing Service means Markit Partners, Loan Pricing Corp. or a nationally recognized pricing service acceptable to the Initial Lender as specified in a notice to the Borrower.

Principal Balance means, on any date of determination, with respect to any Eligible Investment in any account, the aggregate (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

Principal Collection Account has the meaning given to such term in the Account Control Agreement.

Principal Proceeds means all net proceeds received by the Borrower in cash in respect of any Debt Obligation or any Eligible Investment held by the Borrower, including as a result of any sale or other disposition (including any sale or other disposition made pursuant to the Security Agreement) of any Debt Obligation (or any portion thereof) or any Eligible Investment, but excluding all Interest Proceeds.

Proceedings has the meaning given to such term in Section 8.5(b).

Process Agent has the meaning given to such term in Section 8.5(c).

Property means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Purchase Amount means, on any date of determination with respect to any Debt Obligation, (a) the Purchase Price on such date with respect to such Debt Obligation multiplied by (b) the Par Amount on such date.

Purchase Price means, with respect to any Debt Obligation, the aggregate purchase price paid by the Borrower to purchase such Debt Obligation (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest, premium and fees). The Purchase Price for any Debt Obligation shall not exceed 100%.

Quarterly Date means the 20th day of each March, June, September and December, commencing with the first such date after the date hereof.

Register has the meaning given to such term in Section 8.4(e).

Reinvestment Period means the period from and including the date hereof to but excluding the Reinvestment Period Termination Date; provided that, following the occurrence of an Event of Default, the Reinvestment Period may be terminated pursuant to Section 6.

Reinvestment Period Termination Date means May 1, 2018; provided that, if such day is not a Business Day, then the Reinvestment Period Termination Date will be the immediately preceding Business Day.

Related Party means (a) the Investor or any Affiliate thereof, (b) any investment advisor to the Investor or any Affiliate thereof or (c) any account or portfolio as to which any investment adviser to the Investor or any Affiliate thereof (or any Affiliate of such investment adviser) serves as investment advisor.

Required Lenders means Lenders holding more than 50% of the outstanding principal amount of the Loans.

Representation Date means the date hereof and each other date specified herein (or in any amendment or other modification hereto) upon which the representations made herein are to be repeated or deemed repeated.

Scheduled Maturity Date means May 1, 2019; provided that, if such day is not a Business Day, then the Scheduled Maturity Date will be the immediately preceding Business Day.

Second Lien Obligation means an obligation that is secured by collateral, but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of other indebtedness secured by the same collateral (First Lien Debt) as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while First Lien Debt is outstanding, (2) to permit a holder or holders of First Lien Debt to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such obligation following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of First Lien Debt to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of First Lien Debt.

Securities Act means the U.S. Securities Act of 1933.

Security Agent means Citibank, N.A., as agent for the secured parties under the Security Agreement, together with any successor in such capacity.

Security Agent Custodian has the meaning given to such term in the Security Agreement.

Security Agreement means the Security Agreement dated as of the date of this Agreement between the Borrower and the Security Agent.

Specified Debt Obligation means any Debt Obligation whose purchase by the Borrower would not satisfy one or more of clauses (vii) through (xii) of the Collateral Quality Test (other than as a “Specified Debt Obligation”).

Stamp Tax means any stamp, registration, documentation or similar tax.

Stamp Tax Jurisdiction has the meaning given to such term in Section 3.8(d).

Subordinate means, with respect to an obligation (the Subordinated Obligation) and another obligation of the obligor thereon to which such obligation is being compared (the Senior Obligation), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (i) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (ii) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

Subsidiary means, with respect to any Person (the parent) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Support Document means each of the Security Agreement, the Account Control Agreement and any other document designated by the Borrower and the Administrative Agent as a “Support Document”.

Tax has the meaning given to such term in Section 3.8(a).

Term Loan means any loan or other similar debt obligation that requires the holder thereof to make, on or after the date on which the Borrower acquires such loan or other similar debt obligation, one or more advances to the borrower under the instrument or agreement pursuant to which such debt obligation was issued or created (whether or not such advances, if repaid, may be reborrowed).

Termination Threshold means 25%.

Transaction Documents means this Agreement, the Support Documents, the Collateral Management Agreement and the Assignment Agreements.

U.S. Dollars and USD mean lawful money of the United States of America.

Interpretation

1.2 Unless the context otherwise clearly requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (h) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.

THE LOANS

2.1 Subject to the terms and conditions set forth herein, the Initial Lender agrees to make a term loan (each a Loan) to the Borrower from time to time on any Business Day (each, a Borrowing Date) during the Reinvestment Period in order to finance the purchase of a Debt Obligation with the proceeds of such term loan. Amounts repaid in respect of the Loans may not be reborrowed.

2.2 The advance of each term loan pursuant to Section 2.1 shall be subject to:

(a)	the satisfaction on or prior to the first Borrowing Date of each of the conditions precedent specified in Schedule I hereto (and the making of the initial term loan on the initial Borrowing Date shall be deemed to constitute the satisfaction of each of the conditions precedent specified in Schedule I hereto);

(b)	the receipt by the Administrative Agent of a notice of borrowing (the date of such notice being the Borrowing Notice Date) from the Borrower not less than three (and not more than five) Business Days prior to the relevant Borrowing Date (which notice shall be irrevocable and effective only upon receipt by the Administrative Agent):

(i)	specifying the proposed Borrowing Date (which shall occur during the Reinvestment Period);

(ii)	specifying the amount of the proposed advance (which shall be an amount not less than USD1,000,000 and in an integral multiple of USD10,000);

(iii)	specifying the Par Amount of the Term Loan or Bond whose purchase is to be settled with the proceeds of such advance and the Purchase Price with respect to the Term Loan or Bond being purchased; and

(iv)	setting forth computations in reasonable detain necessary to establish the satisfaction of the condition set forth in paragraph (e) below;

(c)	each of the representations and warranties of the Borrower set forth in this Agreement and the Support Documents are true and correct in all material respects on and as of the related Borrowing Notice Date (or, if expressly stated to be made as of any specific date, on and as of such specific date) (and with each such representation and warranty being made on and as of the related Borrowing Notice Date for all purposes of this Agreement);

(d)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from such borrowing;

(e)	no Borrowing Base Deficiency or Coverage Deficiency has occurred and is continuing or would result from such borrowing;

(f)	no Debt Obligation Bankruptcy Event or Debt Obligation Failure to Pay Event has occurred and is continuing on the related Borrowing Notice Date with respect to the Term Loan or Bond being purchased;

(g)	the Collateral Quality Test with respect to the Term Loan or Bond being purchased is satisfied after giving effect to such borrowing;

(h)	the aggregate principal amount of the Loans after giving effect to such borrowing does not exceed the Maximum Commitment Amount.

Subject to the satisfaction of such conditions, the Initial Lender shall make such advance available on the related Borrowing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Initial Lender.

2.3 The proceeds from each Loan shall be used by the Borrower exclusively for the purchase of one or more Term Loans and Bonds identified in the related notice of borrowing given pursuant to Section 2.2.

2.4 The Loans and other obligations of the Borrower hereunder shall be secured as provided in the Security Agreement and shall be entitled to the benefit of the other Support Documents. The Lenders hereby irrevocably appoint the Security Agent as their agent under the Security Agreement and each other Support Document and authorize the Security Agent to take such actions on their behalf and to exercise such powers as are delegated to the Security Agent by the terms of the Security Agreement and each other Support Document, together with such actions and powers as are reasonably incidental thereto.

PAYMENTS OF PRINCIPAL, INTEREST AND FEES

Payments of Principal; Reduction of Maximum Commitment Amount

3.1(a)	For value received, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the entire aggregate unpaid principal amount of the Loans on the Scheduled Maturity Date.

(b)	With respect to each period set forth in the table below, the Borrower shall pay to the Administrative Agent for account of the Lenders the portion set forth below of the aggregate principal amount of the Loans outstanding (the Reference Amount) on the Business Day immediately following the last day of the Reinvestment Period (such Business Day, the Reference Date).

Period	Amount of Prepayment

During the period from and including the Reference Date to and including the Business Day falling on or immediately prior to the three-month anniversary of the Reference Date	30% of the Reference Amount

Thereafter to and including the Business Day falling on or immediately prior to the six-month anniversary of the Reference Date	10% of the Reference Amount

Thereafter to and including the Business Day falling on or immediately prior to the nine-month anniversary of the Reference Date	10% of the Reference Amount

(c)	If a Borrowing Base Deficiency shall occur on any date, the Borrower shall within two Business Days thereafter prepay the principal of the Loans in an aggregate principal amount such that, after giving effect to such prepayment, no Borrowing Base Deficiency shall exist.

(d)	If a Coverage Deficiency shall occur on any date, the Borrower shall within two Business Days thereafter prepay the principal of the Loans in an aggregate principal amount necessary to cause a Coverage Requirement Cure to occur.

(e)	Any repayment or prepayment of principal of the Loans made during the Reinvestment Period pursuant to Section 3.1(c), 3.1(d) or 3.7 shall reduce the required amounts of prepayments pursuant to Section 3.1(b) in the direct order of their respective maturities.

(f)	By notice to the Administrative Agent specifying the date and amount of such reduction, the Borrower may reduce the Maximum Commitment Amount on any Business Day occurring during the Reinvestment Period to an amount not lower than the aggregate principal amount of the Loans outstanding on the date of such reduction.

Interest; Fees

3.2(a)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders interest on the unpaid principal amount of each Loan, for the period from and including the initial Borrowing Date for such Loan to but excluding the date that such Loan shall be paid in full, at a rate per annum equal to the Interest Rate as in effect from time to time.

(b)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Initial Lender a commitment fee, accruing for each day during the Reinvestment Period, on an amount equal to the excess (if any) of (i) the Maximum Commitment Amount over (ii) the greater of (x) 75% of the Maximum Commitment Amount and (y) the aggregate principal amount of the Loans outstanding, at a rate per annum equal to 0.75%.

(c)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Initial Lender a commitment fee, accruing for each day during the Reinvestment Period, on an amount equal to the excess (if any) of (i) 75% of the Maximum Commitment Amount and (ii) the aggregate principal amount of the Loans outstanding, at a rate per annum equal to 2.85%.

(d)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Initial Lender a commitment reduction fee equal to 0.75% of the amount of any reduction in the Maximum Commitment Amount (whether pursuant to Section 3.1(f) or Section 6).

(e)	Any fee payable by the Borrower hereunder, once paid, shall be non-refundable.

Default

3.3 Notwithstanding the foregoing, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders interest on any principal of or interest on the Loans, or any fee or other amount owing to any Loan Party under this Agreement or any Support Document, that shall not be paid in full when due (whether at stated maturity, by acceleration, upon optional or mandatory prepayment or otherwise), for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate per annum equal to the Default Rate.

Payment Dates

3.4(a)	Accrued interest on each Loan shall be payable (i) on each Payment Date in an amount equal to interest accrued for the related Interest Period, (ii) upon the prepayment pursuant to Section 3.7 of any principal of such Loan in an amount equal to interest thereon accrued to but excluding the date of such prepayment and (iii) in the case of interest payable at the Default Rate, from time to time on demand of the Administrative Agent.

(b)	Unpaid commitment fee referred to in Section 3.2(b) or 3.2(c) and accrued to and including any Quarterly Date shall be payable on the related Payment Date.

(d)	The amount of any commitment reduction fee referred to in Section 3.2(d) shall be payable on the date of the relevant reduction in the Maximum Commitment Amount.

Interest Computation Basis

3.5 Interest accruing with respect to each Loan for any Interest Period shall accrue for each day during such Interest Period and shall be computed on the basis of a year of 360 days and actual days elapsed. Interest accruing with respect to any other amount for any period shall accrue from and including the first day of such period to but excluding the last day of such period and shall be computed on the basis of a year of 360 days and actual days elapsed. Commitment fee referred to in Section 3.2(b) and 3.2(c) accruing for any period shall accrue from and including the first day of such period to but excluding the last day of such period and shall be computed on the basis of a year of 360 days and actual days elapsed.

Manner of Payment

3.6(a)	The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) or under any Support Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 399 Park Avenue, New York, New York 10043, except as otherwise expressly provided herein or in any Support Document. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient through its Payment Account promptly following receipt thereof.

(b)	If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments by the Borrower hereunder or under any Support Document shall be made in USD.

(c)	Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)	Except to the extent otherwise provided herein: (i) each payment or prepayment of principal of the Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective portions of the unpaid principal amount of the Loan held by them; (ii) each payment of interest on any Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on their respective portions of such Loan then due and payable to the Lenders; and (iii) each commitment fee or commitment reduction fee payable by the Borrower under Section 3.2(b), 3.2(c) or 3.2(d) shall be made for account of the Initial Lender.

(e)	Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in such accounts maintained shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans, and to pay interest thereon, in accordance with the terms of this Agreement.

(f)	Any Lender may request that the portion of the Loans owing to such Lender be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the portion of the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant hereto) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(g)	If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any portion of the Loans owing to such Lender resulting in such Lender receiving payment of a greater proportion thereof then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the amounts owing to the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with paragraph (d) above; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(h)	Any Lender may change the Payment Account for receiving payments under this Agreement by giving notice of the new Payment Account to the Borrower and the Administrative Agent at least three Business Days prior to the first scheduled date for the payment to which such change applies.

Collection Accounts; Application of Proceeds; Priorities of Payment

3.7(a)	The Borrower shall from time to time deposit (or cause to be deposited) into the Interest Collection Account, immediately upon receipt thereof, (i) all Interest Proceeds and (ii) any other amounts that are received by the Borrower that are not required hereunder to be deposited into the Principal Collection Account. The Borrower may from time to time (other than on a Payment Date) invest collected funds standing to the credit of the Interest Collection Account in Eligible Investments that are credited to the Interest Collection Account. Any such Eligible Investment shall mature no later than the Payment Date next succeeding the date of such investment.

(b)	The Borrower shall from time to time deposit (or cause to be deposited) into the Principal Collection Account, immediately upon receipt thereof, (i) all Principal Proceeds, (ii) any proceeds of any advance made under Section 2.2 that is not immediately applied to the purchase of a Term Loan or Bond and (iii) any funds contributed in cash to the capital of the Borrower. The Borrower may from time to time (other than on a Payment Date) invest collected funds standing to the credit of the Principal Collection Account in Eligible Investments that are credited to the Principal Collection Account. Any such Eligible Investment shall mature no later than the Payment Date next succeeding the date of such investment.

(c)	No amount shall be withdrawn from either Collection Account except as expressly provided in this Section 3.7.

(d)	On any Business Day occurring during the Reinvestment Period, the Borrower may apply any amount standing to the credit of the Principal Collection Account to the settlement of a purchase of a Term Loan or Bond; provided that any such application shall be subject to the satisfaction of the following conditions on the “trade date” for such purchase:

(1)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from such purchase or application of funds;

(2)	no Borrowing Base Deficiency or Coverage Deficiency has occurred and is continuing or would result from such purchase or application of funds;

(3)	no Debt Obligation Bankruptcy Event or Debt Obligation Failure to Pay Event has occurred and is continuing with respect to the Term Loan or Bond being purchased; and

(4)	the Collateral Quality Test with respect to the Term Loan or Bond being purchased is satisfied after giving effect to such purchase and application of funds; and

(e) All Eligible Investments held in the Collection Accounts (other than Cash) on any Quarterly Date shall be liquidated and held as Cash pending application on the next succeeding Payment Date as provided in this Section 3.7(e) or in Section 3.7(g).

(i) Subject to Section 3.7(f), on each Payment Date occurring during the Reinvestment Period, the collected funds standing to the credit of the Interest Collection Account shall be applied in the following order of priority:

(1)	to the payment of taxes and governmental fees owing by the Borrower, if any;

(2)	to the payment of any amounts then due and payable by the Borrower to the Custodian, the Security Agent, the Security Agent Custodian or the Collateral Administrator under any Support Document;

(3)	to the payment of any amounts then due and payable by the Borrower to the Collateral Manager under the Collateral Management Agreement, except that no such amount shall be payable to the Collateral Manager if irrevocably waived by the Collateral Manager by written notice to the Borrower, the Collateral Administrator and the Administrative Agent;

(4)	to the payment of any amounts (including interest, fees, expenses, indemnities and other amounts, but excluding principal of the Loans) then due and payable by the Borrower to any Loan Party (other than the Custodian, the Security Agent, the Security Agent Custodian or the Collateral Administrator) under this Agreement or any Support Document;

(5)	if a Borrowing Base Deficiency or Coverage Deficiency exists (determined after giving effect to any payment under paragraph (ii) below from Principal Proceeds), to the repayment of the principal of the Loans to the extent necessary to eliminate such Borrowing Base Deficiency or to cause a Coverage Requirement Cure, as the case may be;

(6)	if so directed by the Collateral Manager, to the repayment of the principal of the Loans;

(7)	unless otherwise directed by the Collateral Manager, to the payment by the Borrower of a distribution to its equity owner(s), but only so long no Borrowing Base Deficiency or Coverage Deficiency exists or would result from such payment and distribution; and

(8)	for retention in the Interest Collection Account (for subsequent application as provided in this Agreement).

(ii) Subject to Section 3.7(f), on each Payment Date occurring during the Reinvestment Period, the collected funds standing to the credit of the Principal Collection Account shall be applied in the following order of priority:

(1)	to the payment of any amounts (including interest, fees, expenses, indemnities and other amounts, but excluding principal of the Loans) then due and payable by the Borrower (but not paid pursuant to paragraph (i) above) to any Loan Party (other than the Custodian, the Security Agent, the Security Agent Custodian or the Collateral Administrator) under this Agreement or any Support Document;

(2)	if a Borrowing Base Deficiency or Coverage Deficiency exists, to the repayment of the principal of the Loans to the extent necessary to eliminate such Borrowing Base Deficiency or to cause a Coverage Requirement Cure, as the case may be;

(3)	if so directed by the Collateral Manager, to the repayment of the principal of the Loans; and

(4)	for retention in the Principal Collection Account (for subsequent application as provided in this Agreement).

(iii) Subject to Section 3.7(f), on each Payment Date occurring after the Reinvestment Period, the collected funds standing to the credit of the Collection Accounts (whether as Interest Proceeds or Principal Proceeds) shall be applied in the following order of priority:

(1)	to the payment of taxes and governmental fees owing by the Borrower, if any;

(2)	to the payment of any amounts then due and payable by the Borrower to the Custodian, the Security Agent, the Security Agent Custodian or the Collateral Administrator under any Support Document;

(3)	to the payment of any amounts then due and payable by the Borrower to the Collateral Manager under the Collateral Management Agreement, except that no such amount shall be payable to the Collateral Manager if irrevocably waived by the Collateral Manager by written notice to the Borrower, the Collateral Administrator and the Administrative Agent;

(4)	to the payment of any amounts (including interest, fees, expenses, indemnities and other amounts, but excluding principal of the Loans) then due and payable by the Borrower to any Loan Party (other than the Custodian, the Security Agent, the Security Agent Custodian or the Collateral Administrator) under this Agreement or any Support Document;

(5)	to the repayment of the principal of the Loans until the Loans are paid in full; and

(6)	to the payment by the Borrower of a distribution to its equity owner(s).

(f)	No payment or application of funds shall be made pursuant to Section 3.7(e) if an Event of Default has occurred and is continuing or if an Event of Default or Potential Event of Default would result from such payment or application. In addition, if on any date the amount available to make the full amount of all payments to be made in accordance with any numbered paragraph of Section 3.7(e) or 3.7(g), then such payments shall be made to the Persons entitled thereto under said numbered paragraph pro rata in accordance with the amounts then due and payable to them.

(g)	On any Payment Date on which no payment or application of funds may be made pursuant to Section 3.7(e) by reason of the first sentence of Section 3.7(f), the collected funds standing to the credit of the Collection Accounts shall be applied in the following order of priority:

(1)	to the payment of taxes and governmental fees owing by the Borrower, if any;

(2)	to the payment of any amounts then due and payable by the Borrower to the Custodian, the Collateral Administrator, the Security Agent or the Security Agent Custodian under any Support Document;

(3)	to the payment of any amounts then due and payable by the Borrower to the Collateral Manager under the Collateral Management Agreement, except that no such amount shall be payable to the Collateral Manager (i) if irrevocably waived by the Collateral Manager by written notice to the Borrower, the Collateral Administrator and the Administrative Agent or (ii) if so directed by the Administrative Agent;

(4)	to the payment of any interest or fees then due and payable under Sections 3.2 and 3.3;

(5)	to the repayment of the principal of the Loans until paid in full;

(6)	to the payment of any other amounts (including interest, fees, expenses, indemnities and other amounts, but excluding amounts payable under paragraphs (4) and (5) above) then due and payable by the Borrower to any Loan Party (other than the Custodian, the Security Agent, the Security Agent Custodian or the Collateral Administrator) under this Agreement or any Support Document;

(7)	to the payment of any amounts then due and payable by the Borrower to the Collateral Manager under the Collateral Management Agreement (and not paid at the direction of the Administrative Agent pursuant to clause (ii) of paragraph (3) above), except that no such amount shall be payable to the Collateral Manager if irrevocably waived by the Collateral Manager by written notice to the Borrower, the Collateral Administrator and the Administrative Agent; and

(8)	to the payment by the Borrower of a distribution to its equity owner(s).

(h)	Any payment required to be made to any Loan Party by the Borrower under this Agreement or any Support Document shall be made in accordance with this Section 3.7.

(i)	Each Loan Party hereby agrees, and the Collateral Manager as provided in Section 5 of the Collateral Management Agreement has separately agreed (in each case, for the benefit of each other Loan Party and the Collateral Manager, as the case may be, but without limiting the effect of the second sentence of Section 3.7(h)), that its claims to amounts payable in accordance with the priorities set forth in any paragraph of Section 3.7(e) or 3.7(g) (other than paragraph (1) thereof) that such claims shall be subordinate and junior to the claims of each Person in accordance with any prior paragraph of Section 3.7(e) or 3.7(g), in each case, to the extent and in the manner set forth in Section 3.7(e) or 3.7(g), as the case may be.

Taxes

3.8(a)

All payments under this Agreement for account of the Administrative Agent or any Lender will be made without any deduction or withholding for or on account of any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (a Tax) unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If the Borrower is required to withhold or deduct for or on account of any Tax in respect of this Agreement for account of the Administrative Agent or any Lender, the Borrower will: (1) promptly notify the affected payee of such requirement; (2) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed; (3) promptly forward to the affected payee (with a copy to the Administrative Agent if it is not the affected payee) an official receipt (or a certified copy) evidencing such payment to such authorities; and (4) unless such Tax is an Excluded Tax pay to such payee such additional amount (an Additional Amount) as is necessary to ensure that the net amount actually received by such payee (free and clear of all Taxes other than Excluded Taxes, whether assessed against the Borrower or such payee) will equal the full amount such payee would have received in respect of this Agreement had no such deduction or withholding been required; provided that the Borrower will not be required to pay any Additional Amount with respect to any Tax that is:

(i)	imposed other than by withholding;

(ii)	an estate, inheritance, gift, sale, transfer, personal property or similar tax;

(iii)	imposed by reason of the failure of such payee, or beneficial owner of an interest in this Agreement if not such payee (after reasonable notice by such payee), to provide the Borrower on a timely basis, with any forms, certificates or other documentary evidence that is required to avoid the imposition of such Tax, including any such form, certificate or other documentary evidence as required pursuant to FATCA;

(iv)	imposed by reason of any change in any Payment Account pursuant to Section 3.6 not agreed to by the Borrower at the time of such change; or

(v)	imposed by reason of any combination of clauses (i), (ii), (iii) and (iv);

provided, however, that no Foreign Lender shall be entitled to receive an Additional Amount unless such Foreign Lender is entitled to an exemption from Tax under either (x) the laws of the United States of America or (y) a tax treaty to which the United States of America is a party, with respect to payments under this Agreement. Such Foreign Lender shall deliver to the Borrower such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding.

(b)	If a Change in Tax Law results, or would result upon the passage of time, in a payment of an Additional Amount to a Foreign Lender, then such Foreign Lender shall take such steps as may be reasonably available to it to mitigate the effects of such Change in Tax Law (which shall include efforts to rebook this Agreement at another lending office or through another branch or an affiliate of the Foreign Lender), provided that such Foreign Lender shall not be required to take any step that would be materially disadvantageous to its business or operations (as determined by the Foreign Lender in its reasonable discretion). If the Foreign Lender does not promptly take the steps necessary to avoid the need for Additional Payments, the Borrower shall have the right to redomicile (in consultation with the Initial Lender) in a jurisdiction that would not give rise to a withholding obligation.

(c)	If the Borrower makes a payment of any Additional Amount and the affected payee receives a refund, credit or other tax benefit that is attributable to the Tax in respect of which the Additional Amount is paid, such payee will promptly upon receipt of such refund, credit or benefit, pay to the Borrower such amount as will in such payee’s sole determination, leave such payee no better or worse off than if no payment of the Additional Amounts had been required; provided that nothing herein will limit the ability of such payee to prepare its tax returns in the manner it so determines in its sole discretion.

(d)	The Borrower will pay any Stamp Tax levied or imposed upon the Borrower or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organized, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (Stamp Tax Jurisdiction) and will indemnify the affected payee (and, to the extent it has made any payment on behalf of the Borrower, the Administrative Agent) against any Stamp Tax levied or imposed upon such payee or in respect of such payee’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to such payee.

Alternate Rate of Interest

3.9 If prior to the commencement of any Interest Period:

(a)	the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b)	the Administrative Agent is advised by the Required Lenders that LIBOR for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their respective portions of the Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, each Loan shall bear interest at a rate per annum equal to the Federal Funds Effective Rate on each day plus 5.85%; provided that, for the purposes of determining whether LIBOR for such Interest Period will or will not adequately and fairly reflect the cost to the Lenders of making or maintaining their respective portions of the Loans for such Interest Period, no Lender shall give the advice referred to in clause (b) above unless such Lender is giving such advice generally under credit or other loan documentation having provisions similar to this Section 3.9 with respect to borrowers similarly situated to the Borrower.

Increased Costs

3.10(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in LIBOR); or

(ii)	impose on any Lender or the London interbank market any other condition affecting this Agreement or the portion of the Loans made or maintained by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining their respective portions of the Loans or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise, but excluding increased costs or reductions in the amount of any sum received or receivable resulting from (1) an Excluded Tax or (2) a Tax to the extent Additional Amounts are required to be paid under Section 3.8(a) (or would be but for clauses (iii) or (iv) of the first proviso to Section 3.8(a))), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)	If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the portion of the Loans made or maintained by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)	A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. No Lender shall be entitled to require the payment of any compensation specified in paragraph (a) or (b) of this Section unless such Lender is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent such Lender is entitled thereunder to do so. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)	If a Debt Obligation Bankruptcy Event or Debt Obligation Failure to Pay Event occurs with respect to any Debt Obligation, the Administrative Agent may, by notice to the Borrower, adjust the Advance Rate with respect to such Debt Obligation. Such notice shall specify the adjusted Advance Rate and the date on which such adjustment is to become effective (which shall be not less than three Business Days after the date of such notice).

Break Funding Payments

3.11 In the event that (a) the payment of any principal of the Loans is made on any date other than a Payment Date (including as a result of an Event of Default) or (b) the Borrower fails to borrow any Loan or a portion thereof on the related Borrowing Date after giving notice of such borrowing to the Administrative Agent, then, in any such event, the Borrower shall compensate each Lender for an amount equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of its portion of the Loan(s) for the period from the date of such payment to the last day of the then current Interest Period for such Loan(s) (or, in the case of a failure to borrow, equal to its portion of the amount of such borrowing for the duration of the Interest Period that would have resulted from such borrowing) if the interest rate payable on such deposit were equal to LIBOR for such Interest Period over (b) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. For purposes of determining compensation payable by the Borrower pursuant to this Section 3.11, each Interest Period will be determined without giving effect to any adjustment to the length thereof that may be provided for in the Debt Obligation Agreement as a result of any unscheduled payment of principal.

Right of Set-Off

3.12 The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Administrative Agent or any Lender may otherwise have, each of the Administrative Agent and the Lenders shall be entitled, at its option, to offset amounts owing by the Administrative Agent or such Lender, as the case may be, to the Borrower, in USD or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Administrative Agent or such Lender, as the case may be, under this Agreement that is not paid when due. For this purpose, any amount owing by the Administrative Agent or any Lender to the Borrower may be converted by the Administrative Agent or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Administrative Agent or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Administrative Agent or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Contractual Currency

3.13 To the fullest extent permitted by applicable law, if any judgment or order expressed in a currency other than the currency in which a payment is required by this Agreement is to be made by the Borrower (the Contractual Currency) is rendered:

(a)	for the payment of any amount owing in respect of this Agreement; or

(b)	in respect of a judgment or order of another court for the payment of any amount described in the foregoing clause (a),

the recipient of such payment, after recovery in full of the aggregate amount to which the recipient of such payment is entitled pursuant to the judgment or order, will be entitled to receive immediately from the Borrower the amount of any shortfall of the Contractual Currency received by the recipient of such payment as a consequence of sums being paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the recipient of such payment is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by the recipient of such payment. The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

To the fullest extent permitted by applicable law, the indemnities in this Section constitute separate and independent obligations from the other obligations in this Agreement and any related document, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the recipient of such payment and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement or any related document. The Borrower hereby waives the right to invoke any defense of payment impossibility.

REPRESENTATIONS AND WARRANTIES

Borrower’s Representations and Warranties

4.1 On each Representation Date, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(a)	Status. It is duly formed and validly existing as a limited liability company under the laws of the State of Delaware and is in good standing under such laws.

(b)	Powers. It has the power to execute this Agreement and any Support Document to which it is a party, to deliver this Agreement and any Support Document to which it is a party and to perform its obligations under this Agreement and any obligations it has under any Support Document to which it is a party and has taken all necessary action to authorize such execution, delivery and performance.

(c)	No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d)	Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(e)	Obligations Binding. This Agreement and any Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(f)	Absence of Certain Events. No Event of Default or Potential Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Support Document to which it is a party.

(g)	Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Support Document.

(h)	Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to any of the Lenders, the Administrative Agent or the Security Agent is, when taken as a whole as of the date of the furnishing of such information, true, accurate and (except as redacted) complete in all material respects.

(i)	Investment Company Act Status. It is not required to register as an investment company under the Investment Company Act by reason of Section 3(c)(7) of the Investment Company Act.

(j)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to borrow the Loans and to use the proceeds thereof to purchase the Debt Obligation as contemplated hereby and as to whether such issuance, sale and purchases are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the Administrative Agent, any Lender or any of their respective Affiliates as investment, tax, accounting or legal advice or as a recommendation to enter into this Agreement, to borrow the Loans or to purchase Debt Obligation, it being understood that information and explanations related to the terms and conditions of this Agreement or of the Loans or such purchase will not be considered investment advice or a recommendation to enter into this Agreement, to borrow the Loans or to purchase Debt Obligation. No communication (written or oral) received from the Administrative Agent, any Lender or any of their respective Affiliates will be deemed to be an assurance or guarantee as to the expected results of entering into this Agreement, borrowing the Loans or purchasing the Debt Obligation. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of entering into this Agreement, borrowing the Loans or purchasing the Debt Obligation. None of the Administrative Agent, the Lenders and their respective Affiliates is acting as a fiduciary for or an adviser to the Borrower or any of its Affiliates in respect of this Agreement or the use of the proceeds thereof.

(k)	Lenders May Deal with Obligors on the Debt Obligation, etc. It acknowledges that the Administrative Agent, any Lender or any of their respective Affiliates may deal in the Debt Obligation and any other obligations of any Obligor or any Affiliate thereof and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Obligor, any Affiliate of any Obligor, any other person or entity having obligations relating to any Obligor and may act with respect to such business in the same manner as if this Agreement did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Obligor, regardless of whether any such action might have an adverse effect on such Obligor, the value of the Debt Obligation or otherwise.

COVENANTS

Borrower’s Covenants

5.1 The Borrower covenants and agrees with the Administrative Agent and the Lenders that, until payment in full of the Loans and all interest thereon and all other amounts payable by the Borrower under this Agreement:

(a)	Information. The Borrower will:

(i)	no later than one Business Day after the trade date for any purchase of a Debt Obligation (or any portion thereof) occurring after the date of this Agreement, furnish the Administrative Agent with the Par Amount and Purchase Price applicable to such acquisition;

(ii)	no later than one Business Day after the settlement date for any purchase of a Debt Obligation (or any portion thereof) occurring after the date of this Agreement, furnish the Administrative Agent with a copy of the related Assignment Agreement;

(iii)	promptly (and in any event within three Business Days after receipt) deliver or cause to be delivered to the Administrative Agent the following information and documentation, in each case, to the extent actually received by the Borrower from the Obligor or its agents in respect of the Debt Obligation: all notices of any borrowings, prepayments and interest rate settings, all financial statements, all compliance certificates, all amendments, waivers and other modifications (whether final or proposed) in relation to the terms of the Debt Obligation; and all notices given by the Obligor to the lenders or their agent or by the lenders or their agent to the Obligor in relation to the exercise of remedies;

(iv)	furnish, or cause the Collateral Administrator to furnish, to the Administrative Agent, within 30 days after the end of each calendar month, an investment report setting forth the identity and amount of each Debt Obligation held by the Borrower at the end of such calendar month;

(v)

subject to timely receipt from the Administrative Agent of information relating to (A) the Debt Obligations held by the Borrower as of each Business Day, in respect of each Debt Obligation’s Purchase Price, Current Price and Advance Rate, and (B) the Net Equity Amount as of such Business Day and Average Advance Rate as of such Business Day, furnish to the Administrative Agent, no less frequently than once each calendar week, a certificate (x) setting forth computations in reasonable detail of (1) the Borrowing Base on a Business Day during such calendar week, (2) the Coverage Requirement on such Business Day and (3) the Net Equity Amount on such Business Day (provided that, for purposes of determining the Current Price in the definition of

“Current Value” as used in the definition of “Net Equity Amount”, all the words beginning with “If the Borrower disputes” in the second line of the definition of “Current Price” and ending with the words “the relevant date of determination” in the third last line of the definition of “Current Price” shall be disregarded) and (y) stating whether a Borrowing Base Deficiency or Coverage Deficiency exists as of such Business Day;

(vi)	furnish to the Administrative Agent, with respect to the Investor, a quarterly financial report delivered no later than 60 days after the relevant quarter-end for the first three fiscal quarters of any fiscal year of the Investor and an annual financial report delivered no later than 120 days after the relevant quarter-end for the final fiscal quarter of any fiscal year of the Investor, provided that the obligation of the Borrower in this clause (vi) shall be deemed to be satisfied in full following the timely filing by the Investor of the corresponding quarterly and annual financial statements that are included in periodic filings made by the Investor with the SEC in accordance with the relevant applicable SEC requirements;

(vii)	promptly after the Borrower knows or has reason to believe that any Debt Obligation Bankruptcy Event, Debt Obligation Failure to Pay Event or Collateral Manager Termination Event (as defined in the Collateral Management Agreement) has occurred, the Borrower will deliver to the Administrative Agent and each Lender a notice thereof describing the same in reasonable detail;

(viii)	provide the Administrative Agent with such other information regarding the business, assets, operations or condition, financial or otherwise, of the Borrower as the Administrative Agent may reasonably request (including on behalf of any Lender);

(ix)	permit representatives of the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Property, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent (including on behalf of any Lender); provided that, except during any period when an Event of Default has occurred and is continuing, no such examination, copying or inspection shall occur more than twice during any calendar year; and

(x)	no later than two Business Days after each Quarterly Date, provide, or cause the Collateral Administrator to provide, to the Administrative Agent, a report setting out in reasonable detail the proposed payments to be made by the Borrower on the related Payment Date

(b)	Notice of Default. Promptly after the Borrower knows or has reason to believe that any Event of Default or Potential Event of Default has occurred, the Borrower will deliver to the Administrative Agent and each Lender a notice thereof describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken or proposes to take with respect thereto.

(c)	Conduct of Business, etc. The Borrower will: (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises; (ii) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities; (iii) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; (iv) maintain all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted; and (v) keep adequate records and books of account, in which complete and consistent entries will be made, except to the extent that the failure to comply with any of the foregoing would not, individually or in the aggregate, result in a Material Adverse Effect.

(d)	Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except Indebtedness arising under this Agreement and the Security Agreement.

(e)	Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for Liens arising under the Security Agreement.

(f)	Use of Proceeds. The Borrower will not use any proceeds of this Agreement except in compliance with Section 2.3.

(g)	Line of Business. The Borrower will not engage in any business other than (i) acquiring interests in Term Loans and Bonds, (ii) entering into and performing its obligations under this Agreement and the other Transaction Documents to which it is a party, (iii) making Eligible Investments with the proceeds of the Debt Obligation or any equity contribution made to the Borrower and (iv) other activities that are incidental to activities specified in the foregoing clauses. Prior to the date hereof, the Borrower will not have engaged in any business other than (i) the negotiation of the terms of the Transaction Documents and (ii) transactions incidental to the formation of the Borrower. The Borrower will use all commercially reasonable efforts to cause any purchase of a Term Loan or Bond to settle no later than 30 days after the applicable trade date.

(h)	Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets, or liquidate or dissolve, except that the Borrower may effect any sale of the Debt Obligation to the extent such sale is otherwise permitted by this Agreement.

(i)	Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) for capital contributions made in Cash to the Borrower, (ii) transactions expressly permitted by Section 5.2 and (iii) Equity Restricted Payments expressly permitted by Section 5.1(j).

(j)	Restricted Payments. The Borrower will not make any Equity Restricted Payment except as expressly permitted by Section 3.7(e) or 3.7(g).

(k)	Investment in Term Loans and Bonds. The Borrower will not acquire any record or beneficial ownership of any interest in any Term Loan or Bond except for the purchase for Cash of record and beneficial ownership in a Term Loan or Bond in compliance with the following conditions:

(i)	the Initial Lender shall have consented to such purchase (and to the Purchase Price payable with respect to such purchase);

(ii)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from such purchase;

(iii)	no Borrowing Base Deficiency or Coverage Deficiency has occurred and is continuing or would result from such purchase;

(iv)	no Debt Obligation Bankruptcy Event or Debt Obligation Failure to Pay Event has occurred and is continuing; and

(v)	the Collateral Quality Test with respect to the Term Loan or Bond being purchased is satisfied after giving effect to such purchase.

(l)	Investments. The Borrower will not own or acquire, and will not make any investment in, any Subsidiary. The Borrower will not make any investment other than Investments in (i) Term Loans, (ii) Bonds and (iii) Eligible Investments.

(m)	Collateral Management Agreement. The Borrower will not amend, supplement or otherwise modify or termination, or agree to amend, supplement or otherwise modify or terminate, the Collateral Management Agreement, without the prior written consent of the Administrative Agent and each Lender.

(n)

Corporate Separateness. The Borrower will ensure that all corporate or other formalities necessary to maintain its separate existence (including holding regular board of directors’ and shareholders’, or other similar, meetings) are followed. In addition, the Borrower will not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, the Borrower will not (i) commingle any of its funds or assets with those of any

Related Party or (ii) maintain its accounts, books, records, accounting records and other entity documents together with those of any other Related Party (provided that the foregoing will not prevent financial reporting on a consolidated basis to the extent required by GAAP).

(o)	Amendments to Debt Obligations. Following the occurrence of a Collateral Manager Termination Event, the Borrower shall not, without the prior written consent of the Administrative Agent in its sole discretion, enter into any amendment, waiver, consent or other modification in relation to the terms of any Debt Obligation or the underlying loan documents with respect thereto.

Certain Transactions with Affiliates

5.2 Without the prior consent of the Administrative Agent, the Borrower shall not, after the initial Borrowing Date, purchase any Term Loan or Bond from any Related Party or from any Affiliate of CM or any fund managed by CM or any of its Affiliates. Without the prior consent of the Administrative Agent, the Borrower shall not sell the Debt Obligation (or any portion thereof) to any Related Party; provided that this Section 5.2 shall not prevent the Borrower from (and no consent from the Administrative Agent shall be required prior to) selling the Debt Obligation (or any portion thereof) to a Related Party if (a) no Event of Default or Potential Event of Default shall have occurred and be continuing and would not result therefrom, (b) the condition in Section 5.3 is satisfied with respect to such sale and (c) the Debt Obligation (or portion thereof) is being sold solely for Cash and in a market transaction at a sale price (expressed as a percentage of par and will be determined exclusive of accrued interest and premium) not less than the Current Price; in each case, so long as (i) such sale is effected in accordance with the requirements of the Investment Advisers Act applicable to an investment adviser registered as such thereunder and (ii) notice of such sale is given to the Administrative Agent and each Lender no later than the date of such sale. For the purposes of the foregoing proviso, a sale of the Debt Obligation (or any portion thereof) to any Affiliate of CM or any fund managed by CM or any of its Affiliates shall be deemed to have been made at not less than the Current Price if the sale price (expressed as a percentage of par and will be determined exclusive of accrued interest and premium) is not less than the arithmetic average of the midpoint of the bid and ask prices reflected in bona fide quotes obtained from at least two Approved Buyers on the trade date for the sale of the Debt Obligation.

Sale of Debt Obligation

5.3 The Borrower shall not sell the Debt Obligation (or any portion thereof) unless either (a) the net cash proceeds resulting from such sale will be sufficient to pay all amounts payable pursuant to clauses (1) through (5) of Section 3.7(e)(iii) (assuming, for this purpose, that the Reinvestment Period had terminated) or (b) each of the following conditions is satisfied: (i) no Event of Default or Potential Event of Default has occurred and is continuing or would result from such sale; and (ii) no Borrowing Base Deficiency or Coverage Deficiency has occurred and is continuing or would result from such sale.

DEFAULT; REMEDIES

Events of Default

6.1 If one or more of the following events (herein called Events of Default) shall occur and be continuing:

(a)	the Borrower shall default in the payment of any principal, interest or other amount owing under this Agreement or any Support Document when due (whether at stated maturity, by acceleration, upon optional or mandatory prepayment or otherwise, and whether any such default in payment resulted from the insufficiency of funds available to make such payment in accordance with Section 3.7) and such default shall continue for at least five Business Days after notice thereof to the Borrower by the Administrative Agent or any Lender; or the Borrower shall fail to cause any amount to be disbursed on any Payment Date as required by Section 3.7(e); or

(b)	any representation, warranty or certification made herein or pursuant hereto or in or pursuant to any Support Document (or in any modification or supplement hereto or thereto) by the Borrower shall prove to have been false or misleading as of the time made in any material respect and such default (if remediable) shall continue unremedied for a period of at least 10 days after the Borrower has notice or knowledge thereof; or

(c)	the Borrower shall default in the performance of any of its obligations under any of Sections 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(j), 5.1(l), 5.1(m), 5.2 and 5.3 (in the case of Sections 5.1(i) and 5.1(j), except as otherwise expressly provided in the immediately succeeding clause); the Borrower shall in good faith and without knowledge thereof (subject to the exercise of due care) default in the performance of any of its obligations under any of Sections 5.1(i) and 5.1(j) and such default (if remediable) shall continue unremedied for a period of at least three Business Days after the Borrower has notice or knowledge thereof; or the Borrower shall default in the performance of any of its other obligations hereunder or of any obligations under any Support Document and such default (if remediable) shall continue unremedied for a period of at least 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or

(d)

the Borrower or the Investor shall (1) be dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) fail or admit in writing its inability generally to pay its debts as they become due; (3) make a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institute or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition shall be presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) have a secured party take possession of all or substantially all its assets or have a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party shall maintain possession, or any such process shall not be dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) cause or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) take any action indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(e)	the Borrower Formation Documents shall be amended, supplemented or otherwise modified, or shall be terminated, without the prior written consent of the Administrative Agent and each Lender, except for any amendment, supplement or other modification that would not have a Material Adverse Effect; or

(f)	the Borrower shall disaffirm, disclaim, repudiate or reject in writing, in whole or in part, or challenge in writing the validity of, any Support Document to which it is a party; or

(g)	any Support Document shall fail to be in full force or effect or shall be amended, supplemented or otherwise modified, or shall be terminated, without the prior written consent of the Administrative Agent and each Lender; or

(h)	all of the ownership interests in the Borrower shall fail to be beneficially owned and controlled, either directly or at one or more indirect levels of beneficial ownership, by the Investor; or the Investor shall fail to be managed on a discretionary basis by CM or any Person Controlled by CM; or

(i)	(i) any failure of the Borrower to maintain at least one independent director (as defined in the Borrower Formation Documents), (ii) the Borrower or Investor shall cause any such independent director to be removed without “cause”, (iii) the Borrower or the Investor shall appoint any such independent director not approved by the Administrative Agent or (iv) the Borrower fails to comply with any provision of any of the Borrower Formation Documents intended to ensure the bankruptcy remoteness of the Borrower; or

(j)	the Investor NAV as of the last day of any fiscal quarter of the Investor shall be less than (1) 65% of the Investor NAV as of the last day of the immediately preceding fiscal quarter of the Investor or (2) 50% of the Investor NAV as of the last day of any of the three immediately preceding fiscal quarters of the Investor preceding the fiscal quarter of the Investor referred to in clause (1); or

(k)	the Borrower, or the pool of Collateral, shall be required to register as an investment company under the Investment Company Act; or

(l)	the Investor violates (x) Section 18(a)(1)(A), as modified by Section 61(a)(1) or any successor provisions thereto, of the Investment Company Act, or (y) Section 18(c), as modified by Section 61(a)(2) or any successor provisions thereto, of the Investment Company Act, in each case, as determined by the Securities and Exchange Commission (the SEC) or its staff and after giving effect to, in either case, any exemptive relief granted to the Investor by the SEC; or the Investor’s election to be regulated as a business development company pursuant to Section 54 of the Investment Company Act is revoked or withdrawn;

(m)	the Security Agent shall fail to have a valid and perfected first priority security interest in any of the Collateral; or

(n)	(1) a default, event of default or other similar condition or event (howsoever described) in respect of one or more of the Investor and its Subsidiaries under one or more agreements or instruments relating to Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the Default Threshold which has resulted in such Indebtedness, in each case, becoming due and payable under such agreements or instruments, and such default, event of default or other similar condition or event (howsoever described) is continuing; or (2) a default by one or more of the Investor and its Subsidiaries (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the Default Threshold, and such default is continuing; or

(o)	the rendering of one or more judgments or decrees or orders against one or more of the Investor and its Subsidiaries involving in the aggregate a liability of the Default Threshold or more and the same shall not have either (1) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (2) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or one or more of the Investor and its Subsidiaries shall have made payments of amounts in excess of the Default Threshold in settlement of any litigation claim or dispute (excluding payments made from insurance proceeds); or

(p)	a Collateral Manager Termination Event (as defined in the Collateral Management Agreement) shall occur;

THEREUPON: (1) in the case of an Event of Default other than one specified in clause (1), (3), (5), (6) or, to the extent analogous thereto, (8) of Section 6.1(d) in relation to the Borrower, the Required Lenders may, by notice to the Borrower, (a) declare the principal of and interest on this Agreement and/or any other amount owing under this Agreement to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and/or (b) terminate the Reinvestment

Period as of the date specified in such notice; and (2) in the case of the occurrence of an Event of Default specified in clause (1), (3), (5), (6) or, to the extent analogous thereto, (8) of Section 6.1(d) in relation to the Borrower, (a) the principal of and interest on this Agreement and all other amounts owing under this Agreement shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and (b) the Reinvestment Period shall automatically terminate as of the date of occurrence of such Event of Default. The Administrative Agent shall (x) in the case of the Event of Default referred to in Clause (1) of this paragraph, simultaneously with the delivery of the notice in Clause (1)(a), or (y) in the case of an Event of Default referred to in clause (2), at such time of the occurrence of such Event of Default, deliver a notice to the Security Agent that an Event of Default has occurred.

ADMINISTRATIVE AGENT

7.1 Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the Support Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

7.2 The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

7.3 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the Support Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Support Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the Support Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Support Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Support Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Schedule I or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.4 The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5 The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by the Security Agreement, that, in the event it shall hold any Eligible Investments referred to therein, such Eligible Investments shall be held in the name and under the control of such Lender, and such Lender shall hold such Eligible Investments as a collateral sub agent for the Administrative Agent thereunder. The Borrower, by its execution and delivery of this Agreement, hereby consents to the foregoing.

7.6 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, after prior written consent from the Borrower (not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the prior written consent of the Borrower (not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent, which shall be a bank with an office in New York City or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Section and Section 8.1 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

7.7 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Support Document or any related agreement or any document furnished hereunder or thereunder.

7.8 Except as otherwise provided in Section 8.4(a) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Support Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Support Documents) release any collateral or otherwise terminate any Lien under any Support Document providing for collateral security, agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Support Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Agreement, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder.

MISCELLANEOUS

Indemnification; Expenses

8.1 The Borrower shall indemnify the Administrative Agent and each Lender, and each Affiliate of any of the foregoing Persons and each of their respective officers, directors and employees (each such Person being called an Indemnitee) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or under any other Transaction Document, the performance by the parties hereto of their respective obligations hereunder or any Support Document or the consummation of the transactions contemplated hereby or by any other Transaction Document, (ii) the Loans or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by the Security Agreement or any other document referred to therein.

To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under any of the two preceding paragraphs of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined in accordance with Section 3.6(d) with respect to the aggregate principal amount of the Loans as of the date of the request for such indemnification) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent Lender in its capacity as such.

Waiver; No Consequential Damages

8.2 No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Support Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the Support Documents or the transactions contemplated hereby or thereby.

Notices

8.3 All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested) or sent by facsimile transmission, as follows:

(a)	if to the Borrower, to it at 601 Lexington Avenue, 26th Floor, New York, NY 10022, Attention of Rocco Del Guercio (Telecopy No. 212-257-5198; Telephone No. 212-257-5193);

(b)	if to the Administrative Agent, to it at 390 Greenwich Street, 4th Floor, New York, New York 10013, Attention: Mitali Sohoni (Telecopy No. 646-291-5779; Telephone No. 212-723-6181); and

(c)	if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto shall be deemed to be effective (i) if in writing and delivered by hand or overnight courier service, on the date it is delivered; (ii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); or (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

Notices and other communications to the Lenders by the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Amendments; Successors and Assigns; Transfers; Replacement

8.4(a)	Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) reduce the principal amount of the Loans or the rate of interest thereon without the written consent of each Lender affected thereby, (ii) postpone the Maturity Date or any other scheduled date of payment of the principal amount of the Loans or any interest thereon without the written consent of each Lender affected thereby, (iii) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders without the written consent of each Lender, (iv) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (v) release any Collateral without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(b)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender that is not in accordance with this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby and any indemnitees referred to herein) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c)	Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement), subject to the requirements that:

(i)	except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of any partial assignment by an assigning Lender shall not be less than USD5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)	the assignee shall have certified to the Borrower that it is a “qualified purchaser” (within the meaning given to such term in Section 2(a)(51) of the Investment Company Act);

(iv)	the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)	the Borrower shall have consented to such assignment if the assignee is not already a Lender or an Affiliate of the Lender; and

(vi)	notwithstanding the foregoing, the Initial Lender shall not assign its commitment to make advances pursuant to Section 2.1.

(d)	Subject to acceptance and recording thereof pursuant to paragraph (e) below, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the rights referred to in Sections 3.8, 3.10 and 8.1). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) below.

(e)

The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and respective principal amounts of the portions of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the Register). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the

Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (e).

(f)	Any Lender may, sell participations to one or more banks or other entities (a Participant) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.4(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) above; provided, that no Participant shall be entitled to receive any greater amount pursuant to Section 3.8 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.9 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the Participant Register); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Support Document) except to the extent that such disclosure is necessary to establish that such commitment, loan letter of credit or other obligation is in “registered form” under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)	Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in the portion of the Loans held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

(i)	The Initial Lender hereby certifies (and agrees with) to the Borrower that the Initial Lender is a “qualified purchaser” (within the meaning given to such term in Section 2(a)(51) of the Investment Company Act).

(j)	Each of the Administrative Agent and the Lenders agrees to be bound by the confidentiality provisions of the Debt Obligation Agreement with respect to all information and documentation in relation to the Debt Obligation or an Obligor thereon delivered hereunder to the Administrative Agent or such Lender, as the case may be. Each of the Administrative Agent and the Lenders acknowledges that such information may include material non-public information concerning an obligor on the Debt Obligation or its securities and agrees to use such information in accordance with applicable law, including Federal and State securities laws.

Governing Law; Submission to Jurisdiction; Etc.

8.5(a)	This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

(b)	With respect to any suit, action or proceedings relating to this Agreement (Proceedings), the Borrower irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over the Borrower. Nothing in this Agreement precludes the Administrative Agent or any Lender from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings by the Administrative Agent or any Lender in any one or more jurisdictions preclude the bringing of Proceedings by the Administrative Agent or any Lender in any other jurisdiction.

(c)	The Borrower irrevocably appoints CT Corporation (the Process Agent) to receive, for it and on its behalf, service of process in any Proceedings. If for any reason the Process Agent is unable to act as such, the Borrower will within 30 days appoint a substitute Process Agent located in the State of New York and give notice of such appointment to the Administrative Agent and each Lender. The Borrower irrevocably consents to service of process given in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law.

(d)	The Borrower irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

Limited Recourse; Non-Petition

8.6(a)	The obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral and, following the enforcement and realization of the Collateral and the application thereof in accordance with this Agreement and the Security Agreement, any claims of the Administrative Agent and the Lenders shall be extinguished and shall not revive. None of the Borrower’s shareholders, officers, members and directors shall be liable for any of the obligations or agreements or breach thereof or any covenant, representation or warranty of the Borrower under this Agreement, and no recourse or action may be taken, directly or indirectly, with respect to any of the obligations or agreements or breach thereof or any covenant, representation or warranty of the Borrower under this Agreement against any of the Borrower’s shareholders, officers, members or directors, except that the foregoing will not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral, (ii) relieve any Person from (A) any liability for any unpaid consideration for stock, any unpaid capital contribution or any unpaid capital call or other similar obligation or (B) any obligation, agreement or liability under any agreement or instrument other than this Agreement or (iii) limit service of process on the Borrower by delivery of notice on its behalf to the Borrower.

(b)	The provisions of this Section 8.6 shall survive any payment of this Agreement.

Waiver of Jury Trial

8.7 EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

CM FINANCE SPV LLC

By:
Name:
Title:

CITIBANK, N.A., as Initial Lender

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Loan Agreement

SCHEDULE I

CONDITIONS PRECEDENT

1. A fully executed original copy of the Security Agreement signed and delivered on behalf of the Borrower and the Security Agent.

2. A fully executed original copy of the Account Control Agreement signed and delivered on behalf of the Borrower, the Security Agent, Citibank, N.A., as intermediary, and Virtus, L.P., as collateral administrator.

3. A fully executed original copy of the Collateral Management Agreement signed and delivered on behalf of the Borrower and the Collateral Manager.

4. A certificate, signed by an officer of the Borrower’s managing member, certifying that no Event of Default or Potential Event of Default has occurred and that each of the representations and warranties of the Borrower set forth herein and in the Support Documents are true and correct.

5. A certificate, signed by the secretary of the Borrower’s managing member, as to due authorization, Borrower Formation Documents, incumbency and good standing.

6. Opinion of Morgan, Lewis & Bockius LLP in relation to the Borrower and the Collateral Manager.

7. Opinion of Morgan, Lewis & Bockius LLP in relation to the creation and perfection of security created under the Security Agreement and the Account Control Agreement.

8. UCC-1 financing statement naming the Borrower as debtor and the Security Agent as secured party and covering the collateral under the Security Agreement.

9. IRS Form W-9 with respect to the Borrower as a disregarded entity of the Investor.

SCHEDULE II

APPROVED BUYERS

Barclays Bank plc

BNP Paribas

Citibank, NA.

Credit Suisse

Deutsche Bank AG

Goldman Sachs & Co.

HSBC Bank

JPMorgan Chase Bank, National Association

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co.

Oppenheimer & Co.

Royal Bank of Canada

Société Générale

TD Securities Inc.

The Bank of Montreal

The Bank of Nova Scotia

The Royal Bank of Scotland plc

The Toronto-Dominion Bank

UBS AG

Wells Fargo Bank, N.A.